Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Harte-Hanks, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333 63105, No. 33-54303, No. 333-03045, No. 333-30995, No. 333-41370, No. 333-159151, No. 333-90022, and No. 333-127993) on Form S-8 of Harte-Hanks, Inc. of our report dated March 13, 2013, with respect to the consolidated balance sheets of Harte-Hanks, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10 K of Harte-Hanks, Inc.

/s/ KPMG LLP

San Antonio, Texas

June 7, 2013